Exhibit (e)(5)

FOURTH AMENDMENT TO

ADVISORSHARES ETF DISTRIBUTION AGREEMENT

This Fourth Amendment (the “Amendment”) to the AdvisorShares Trust ETF Distribution Agreement dated as of June 25, 2009, by and between AdvisorShares Trust, a Delaware statutory trust (the “Trust”) and Foreside Fund Services, LLC, a Delaware limited liability company (the “Distributor”) is effective as of February 14, 2011 (the “Effective Date”).

WHEREAS, is adding new Funds to the existing Funds and the Distributor desires to update Annex I of the Agreement; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the ETF Distribution Agreement.

II.	Exhibit A to the ETF Distribution Agreement is hereby amended and restated as provided on Appendix A attached hereto.

III.	All other terms and conditions of the ETF Distribution Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date set forth above.

ADVISORSHARES TRUST		FORESIDE FUND SERVICES, LLC

By:	/s/ Dan Ahrens	By:	/s/ Richard J. Berthy
Print Name:	Dan Ahrens	Print Name:	Richard J. Berthy
Title:	Chief Compliance Officer	Title:	Vice President

APPENDIX A

AMENDED EXHIBIT A TO THE

ETF DISTRIBUTION AGREEMENT

EXHIBIT A

Effective Date: February 14, 2011

DENT TACTICAL ETF

WCM/BNY MELLON FOCUSED GROWTH ADR ETF

MARS HILL GLOBAL RELATIVE VALUE ETF

PERITUS HIGH YIELD ETF

CAMBRIA GLOBAL TACTICAL ETF

THE ACTIVE BEAR

MADRONA FORWARD DOMESTIC ETF

MADRONA FORWARD INTERNATIONAL ETF

MADRONA FORWARD GLOBAL BOND ETF

MEIDELL TACTICAL ETF (proposed effective date – 3/15/2011)

TRIMTABS FLOAT SHRINK ETF (proposed effective date – 4/4/2011)